                                                                    EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

For Further Information contact:    Dean Danner, President
                                    Jeff Nigl, Chief Financial Officer
                                    (262) 542-5600 * http://www.etcia.com

ETC ANNOUNCES THIRD QUARTER 2003 RESULTS

WAUKESHA, WISCONSIN, October 21, 2003
ELECTRONIC TELE-COMMUNICATIONS, INC.
OTC Bulletin Board - Symbol ETCIA

Electronic Tele-Communications, Inc. (ETC) today reported its third quarter 2003 results. Sales for the quarter were $1,098,163 compared to $728,375 for the 2002 third quarter. Net income was $102,292 for the quarter or $0.04 per Class A common share, compared to a loss of $235,356 or $0.09 per share for the third quarter of 2002. For the nine month period in 2003 ETC lost $496,127 on sales of $2,446,573, compared to a 2002 loss of $343,977 on sales of $3,138,403.

Commenting on the third quarter results, ETC President Dean Danner said, "Equipment sales improved in the third quarter to their strongest level in over a year. Improved equipment sales coupled with steady lease revenues and continued cost controls enabled ETC to generate a profit for the quarter. We are seeing an increase in equipment proposals, some of which resulted in firm orders in the third quarter."

"Although ETC was profitable in the third quarter, it was not enough to offset the effects of low sales in the first half of 2003," Danner said. "ETC is continuing to control expenses, while trying to broaden our customer mix and improve our product offerings. In addition to other efforts, ETC is exhibiting in the USA pavilion at the International Telecom show in Geneva which only occurs every 4 years. Our Emcee product has multi-lingual capability and is compatible with many international telephone switches."

Electronic Tele-Communications is a supplier of Voice Application Processing Platforms to domestic and foreign telephone utilities and of messaging systems to the commercial market. ETC's equipment provides a wide range of audio information and call handling services via telephone networks, computer networks, and the Internet. ETC, with corporate headquarters in Waukesha, Wisconsin also has operations in Norcross, Georgia.

Certain statements in this press release which are not historical facts are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Any "forward-looking" statements are provided in compliance with the "Safe Harbor" provision of the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements involve a number of risks and uncertainties including, but not limited to, technology changes, backlog, acquisitions, status of the economy, governmental regulations, sources of supply, expense structure, product mix, major customers, level of order flow, competition, litigation, and other risk factors detailed in the Company's filings with the Securities and Exchange Commission. Investors are encouraged to consider the risks and uncertainties included in those filings.

                                    - MORE -


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Electronic Tele-Communications, Inc.

Statements of Operations:

                                      (unaudited)           (unaudited)
                                   Three Months Ended    Nine Months Ended
                                      September 30          September 30
                                    2003       2002       2003       2002
Net sales                        1,098,163    728,375  2,446,573  3,138,403
Cost of products sold              529,012    436,990  1,353,705  1,546,600
Gross profit                       569,151    291,385  1,092,868  1,591,803

Operating expenses:
 General and administrative        171,358    166,071    515,964    540,540
 Marketing and selling             202,690    241,392    612,429    818,063
 Research and development           90,078    182,278    452,393    635,441
                                   464,126    589,741  1,580,786  1,994,044

Earnings (loss) from operations    105,025   (298,356)  (487,918)  (402,241)
Other income (expense)              (1,733)         0     (5,209)    (2,736)

Earnings (loss) before
 income taxes                      103,292   (298,356)  (493,127)  (404,977)
Income taxes                         1,000    (63,000)     3,000    (61,000)
Net earnings (loss)                102,292   (235,356)  (496,127)  (343,977)

Basic and diluted earnings (loss) per share:
  Class A common                      0.04      (0.09)     (0.20)     (0.14)
  Class B common                      0.04      (0.09)     (0.20)     (0.14)

Weighted average shares outstanding
 for basic and diluted           2,509,147  2,509,147  2,509,147  2,509,147

Selected Balance Sheet Data:

                                (unaudited)
                                   Sep 30     Dec 31
                                    2003       2002
Current assets                   1,832,582  2,060,129
Total assets                     3,102,977  3,558,200
Current liabilities                885,663    797,753
Total liabilities                1,193,352  1,152,448
Stockholders' equity             1,909,625  2,405,752



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